Exhibit 99.1

April 6, 2016

TESARO ANNOUNCES GLOBAL PROSTATE CANCER COLLABORATION AND LICENSING AGREEMENT WITH JANSSEN

•                  Janssen to develop and commercialize niraparib for patients with prostate cancer worldwide, except in Japan

•                  TESARO to receive up to $450 million in upfront and milestone payments, plus royalties

•                  Janssen to fund all development and commercialization related to niraparib in prostate cancer

•                  Separately, Johnson & Johnson Innovation — JJDC will make an equity investment in TESARO

WALTHAM, Mass, April 6, 2016 (GLOBE NEWSWIRE) — TESARO, Inc. (NASDAQ:TSRO), an oncology-focused biopharmaceutical company, and Janssen Biotech Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, today announced a global collaboration and license agreement focused on the development and commercialization of niraparib specifically for the treatment of prostate cancer. Niraparib is an oral, once daily, potent, and highly selective PARP inhibitor that is currently being evaluated in Phase 3 clinical trials for ovarian and breast cancer.

“We are pleased to be working with Janssen, a leader in the prostate cancer field, to advance niraparib in this indication,” said Lonnie Moulder, CEO of TESARO. “This innovative, indication-specific collaboration accelerates efforts to expand the treatment options available for men with prostate cancer and further increases the value of the niraparib franchise.”

Under the terms of the agreement, Janssen will develop and commercialize niraparib for patients with prostate cancer worldwide, except in Japan. TESARO will receive an upfront payment of $35 million, and is eligible to receive additional milestone payments of up to $415 million, contingent upon Janssen reaching certain pre-determined development, regulatory and commercial milestones, in addition to tiered, double-digit royalty payments. Janssen will be responsible for funding all development and commercialization activities related to niraparib in prostate cancer. Separately, Johnson & Johnson Innovation — JJDC, Inc. is making a $50 million equity investment in TESARO at a price of $44.24 per share, which is based upon the 5-day volume weighted average share price through the day prior to execution of the agreement.

About Niraparib

Niraparib is an oral, once daily, potent, and highly selective PARP inhibitor that induces synthetic lethality in tumors cells with homologous recombination DNA repair deficiencies (HRD). The ongoing development program for niraparib includes a Phase 3 trial in patients with ovarian cancer (the NOVA trial), a registrational Phase 2 treatment trial in patients with ovarian cancer (the QUADRA trial), and a Phase 3 trial for the treatment of patients with BRCA-positive breast cancer (the BRAVO trial).  In addition, a Phase 3 trial of niraparib in first-line ovarian cancer (PRIMA) and a Phase 1/2 clinical trial designed to evaluate the combination of niraparib plus KEYTRUDA® (pembrolizumab) in patients with triple-negative breast cancer or ovarian cancer are planned to initiate shortly. Several collaborator-sponsored studies are also underway, including combination trials of niraparib plus enzalutamide, bevacizumab, and temozolomide, in patients with prostate cancer, ovarian cancer, and Ewing’s sarcoma, respectively. Additional studies are being planned to evaluate niraparib in patients with small cell lung cancer and non-small cell lung cancer.

About TESARO

TESARO is an oncology-focused biopharmaceutical company devoted to providing transformative therapies to people bravely facing cancer. For more information, visit www.tesarobio.com.

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, our statements that we believe this collaboration accelerates our efforts to expand treatment options available for prostate cancer patients and expands the value of the niraparib franchise. Forward-looking statements in this release involve substantial risks and uncertainties that could cause future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the execution and completion of clinical trials, uncertainties surrounding the timing of availability of data from our clinical trials, ongoing discussions with and actions by regulatory authorities, patient accrual and event rates for clinical trials, and other matters that could affect the timing of availability of data from or initiation of our clinical trials, uncertainties regarding regulatory approvals, and other uncertainties that could affect the availability or commercial potential of niraparib for the treatment of prostate cancer indications. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2015.

TESARO Investor/Media Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com